National General Announces Passing of Founder, Chairman, and Chief Executive Officer

NEW YORK, April 27, 2016 (GLOBE NEWSWIRE) - National General Holdings Corp. today announced with deep sadness the passing of Michael Karfunkel, its founder, Chairman, and Chief Executive Officer, on April 27, 2016.

Mr. Karfunkel founded National General in 2009 and served as Chairman and Chief Executive Officer. His extraordinary leadership and passionate commitment will be remembered by those who were fortunate to work with him.

On April 27, 2016, the Company's Board of Directors appointed Barry Karfunkel, the President, to serve as Chief Executive Officer of National General Holdings Corp. The Board is confident in Barry’s ability to work cohesively with the Company’s senior management team to ensure the continuity of National General's strategic plan. Barry has been part of the management team at National General since its founding, and during that time worked closely with Michael to craft and execute the Company’s strategic vision.

About National General Holdings Corp.
National General Holdings Corp., headquartered in New York City, is a specialty personal lines insurance holding company. National General traces its roots to 1939, has a financial strength rating of A- (excellent) from A.M. Best and provides personal and commercial automobile, homeowners, umbrella, recreational vehicle, motorcycle, supplemental health, and other niche insurance products.

Investor Contact
Dean Evans
Director of Investor Relations
Phone: 212-380-9462
Email: Dean.Evans@NGIC.com